Exhibit 23.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the A. T. Cross Company Defined Contribution Retirement Plan of our reports (a) dated January 30, 1996, with respect to the 1995 and 1994 consolidated financial statements and schedule of A. T. Cross Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31,1996, and (b) dated June 26, 1996, with respect to the 1995 financial statements and schedules of A. T. Cross Company Profit Sharing Plan and Trust and the A. T. Cross Company Savings Plan included in the Plan's
Annual Report (Form 11-K), for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                                   ERNST & YOUNG LLP

December 19, 1997
Providence, Rhode Island